Exhibit 99.1

Action by the Unanimous Written
Consent of the Directors of
CLICKER INC.
(a Nevada Corporation)

The undersigned, constituting all the Directors of CLICKER Inc. (the “Corporation”) do hereby waive any and all requirements for the holding of a meeting of the Audit Committee of the Corporation and do hereby adopt the following resolutions by signing their written consent thereto pursuant to the provisions of §78.315 of the Business Corporation Law of the State of Nevada as of the 1st day of September, 2009.

WHEREAS, Manu Ohri has resigned as Chief Financial Officer and a Director of the Corporation;

NOW, THEREFORE IT IS RESOLVED, that the Board of Directors hereby accepts the resignation of Mr. Ohri as Chief Financial Officer and a Director of the Corporation;

RESOLVED, that the Board of Directors hereby appoints Albert Aimers as the Interim Chief Financial Officer of the Corporation;

RESOLVED, that the Chairman of the Board, the Chief Executive Officer, the President, the Vice Presidents, the Secretary, the Treasurer and the Chief Financial Officer of the Corporation (collectively, the "Authorized Officers") be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all agreements, certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.

RESOLVED, that the action taken by this consent shall have the same force and effect as if taken at a meeting of the Board of Directors of the Corporation, duly called.

RESOLVED, that this consent may be signed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned, being all the directors of the Corporation, consent hereto in writing as of August 28, 2009, and directs that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

/s/ Albert Aimers
Albert Aimers

/s/ Tom Hemingway
Tom Hemingway

Manu Ohri
Email: manuo@att.net

August 28, 2009

CLICKER Inc.
18952 MacArthur Blvd., Suite 210
Irvine, CA 92614

Dear Board Members:

Please accept this letter as my formal resignation from the position of Chief Financial Officer and Director of CLICKER Inc. and all its subsidiaries, effective immediately.

I have enjoyed working with CLICKER and I wish the Board and the management of the Company continued success in its future endeavors.

Sincerely,

/s/ Manu Ohri
Manu Ohri

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